Exhibit 10.3

Lease Agreement

Party A:No.1 Residents Group of Liang Yuan Community
Party B: Kun Ming Xin Yuan Tang Pharmaceuticals Co., Ltd
Per the Contract Law and relevant rules, both parties shall sign this agreement in order to specify the interest and obligations:
1. Party B shall rent from Party A shop 200 m2 on the ground floor located on No.504 of West Ren Min Road of Kun Ming City, warehouse 1200 m2 on No.508 of West Ren Min Road of Kun Ming City, warehouse 700 m2 on the first floor on No.506 of West Ren Min Road of Kun Ming City and 20 standard rooms on the 7th floor for offices,warehousing and business. All utilities shall be borne by Party B, who shall pay all kinds of fees on time.
2. During the lease, Party B shall comply with the State's laws and relevant rules without any activities damaging Party A, otherwise Party B shall bear all consequences.
3. During the lease, Party B shall give one month notice to Party A if the lease will not be renewed. The whole lease term is 10 years, commencing April 1, 2005 and ending March 31, 2015, upon completion of which Party B shall return the property with fair conditions to Party A, whereby Party B has the priority renew the lease.
4. The total rental and property management fee are RMB 580,000.00, payable at one time when this Agreement is signed. The rental shall be paid one month earlier if the property will be leased continually.
5. This Agreement becomes effective upon signing or sealing, each party holding one original.
Party A:
No.1 Residents Group of Liang Yuan Community (Seal)
Liang Yuan Residents Committee of Ma Jie Town, Xi Shan District, Kun Ming City(Seal)

Party B:
Kun Ming Xin Yuan Tang Pharmaceuticals Co., Ltd(Seal)